UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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         Date of Report (Date of earliest event reported): July 6, 2004

                        GYRODYNE COMPANY OF AMERICA, INC.
             (Exact name of Registrant as Specified in its Charter)

           New York                    000-01684             11-1688021
(State or Other Jurisdiction of        (Commission File      (I.R.S. Employer
Incorporation)                         Number)               Identification No.)

                                 102 FLOWERFIELD
                            ST. JAMES, NEW YORK 11780
               (Address of principal executive offices) (Zip Code)

                                 (631) 584-5400
               Registrant's telephone number, including area code

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ITEM 5. OTHER EVENTS.

On July 6, 2004, Nathaniel Roberts, general manager of the Callery-Judge Grove (the "Grove") located in Palm Beach County, Florida, sent a letter to Palm Beach County Commission Chairwoman Karen Marcus proposing that the Grove partner with the County to locate the planned Scripps Florida facility on the Grove. Gyrodyne Company of America, Inc. has a limited partnership interest of 10.93 percent in the Grove, which had been mentioned in the past as a potential alternative to The Scripps Research Institute on Mecca Farms, located approximately three miles north of the Grove. In his letter, Roberts claims that putting the planned bioscience research community on the Grove could save Palm Beach County nearly $600 million. Roberts also notes that the Grove would take the financial risk and the County would reap the eventual property tax rewards and maintain control over the way the land is developed by maintaining regulatory control as the local planning agency. Pursuant to the proposal, the Grove would donate the 102 acres called for on the Scripps master plan and pay for all of the on-site infrastructure costs of development and for expanding Seminole Pratt Whitney Road to handle the increase in traffic. Roberts further notes that the Grove's 3,800 acres already contains utilities, elementary, middle and high schools, an existing retail center and an approved zoned county library and a police/fire station facility, and that there are no environmental constraints on the property.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          GYRODYNE COMPANY OF AMERICA, INC.


                          By: /s/ Stephen V. Maroney
                              --------------------------------------------------
                              Stephen V. Maroney
                              President, Chief Executive Officer and Treasurer

Date: July 8, 2004